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                                                            EXHIBIT 11

                                           The Allstate Corporation and Subsidiaries
                                           Computation of Earnings Per Common Share


(in millions except per share data)                                                             Year Ended December 31,

                                                                                   ------------------------------------------------

                                                                                         2001              2000             1999
                                                                                   -------------     -------------    -------------
Net Income                                                                               $1,158            $2,211           $2,720

                                                                                   =============     =============    =============

Basic earnings per common share computation:


        Weighted average number of common shares (1)                                      720.2             744.0            800.2

                                                                                   =============     =============    =============

        Net income per share - basic                                                      $1.61             $2.97           $ 3.40

                                                                                   =============     =============    =============

Diluted earnings per common share computation:


        Weighted average number of common shares (1)                                      720.2             744.0            800.2

        Assumed exercise of dilutive stock options                                          3.1               2.8              3.0

        Shares issuable under Mandatorily redeemable preferred securities (2)                 -               1.9               .6

                                                                                   -------------     -------------    -------------
           Adjusted weighted number of common shares outstanding                          723.3             748.7            803.8

                                                                                   =============     =============    =============

        Net income per share - diluted                                                    $1.60             $2.95            $3.38

                                                                                   =============     =============    =============

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(1) Common shares held as treasury shares were 188 million, 172 million and
    113 million, at December 31, 2001, 2000 and 1999, respectively.

(2) See Note 11 "Capital Structure" of the 2002 Proxy Statement.